EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Zygo Corporation:

We consent to incorporation by reference in Registration Statements No. 333-44333, No. 33-62087, No. 33-57060, No. 33-20880, and No. 33-34619 on Forms S-8 of Zygo Corporation of our reports dated September 7, 2005, except as to note 2 to the consolidated financial statements which is as of June 20, 2006, with respect to the consolidated balance sheets of Zygo Corporation and subsidiaries as of June 30, 2005 and 2004 and the related consolidated statements of operations, stockholders’ equity, and cash flows and related schedule for each of the years in the three-year period ended June 30, 2005, and our report dated September 7, 2005, except as to the third, fourth, and fifth paragraphs of Report of Management on Zygo Corporation’s Internal Control Over Financial Reporting (Restated), which are as of June 20, 2006, on management’s assessment of the effectiveness of internal control over financial reporting as of June 30, 2005 and the effectiveness of internal control over financial reporting as of June 30, 2005, which reports appear in the June 30, 2005 Annual Report on Form 10-K/A of Zygo Corporation. Our report refers to the Company’s restatement of its consolidated financial statements as of June 30, 2005 and 2004 and for each of the years in the three-year period ended June 30, 2005.

Our report on Internal Control over Financial Reporting expresses our opinion that Zygo Corporation did not maintain effective internal control over financial reporting as of June 30, 2005 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that the following material weakness has been identified and included in management’s revised assessment: The Company did not have effective policies and procedures to ensure that intercompany accounts were properly reconciled and intercompany transactions were properly identified and eliminated. Specifically, insufficient technical resources were assigned to monitor inter-company accounts, and the Company had insufficient supervision and review of the consolidation process. As a result of this material weakness, previously issued consolidated financial statements contained material errors. The Company’s annual consolidated financial statements for fiscal 2003, 2004, and 2005 have been restated. This control deficiency results in more than a remote likelihood that a material misstatement of annual or interim financial statements would not be prevented or detected.

KPMG LLP

Stamford, Connecticut
June 20, 2006